Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

(317) 249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Amends and Restates Credit Agreement

Carmel, IN – March 11, 2014 – KAR Auction Services, Inc. (NYSE: KAR) (the “Company”) announced today that it has amended and restated its credit agreement dated as of May 19, 2011. The term loans under the original credit agreement have been repaid in full and terminated, and refinanced with a $650 million three-year senior secured term loan B-1 facility and a $1,120 million seven-year senior secured term loan B-2 facility. In addition, the amended and restated credit agreement also establishes a five-year $250 million revolving credit facility in place of the previous revolving commitments. The interest rate of term loan B-1 was reduced to LIBOR plus 2.50%. The interest rate of term loan B-2 remains at LIBOR plus 2.75% but the LIBOR floor was reduced to 0.75%. The reduction in pricing is expected to save the Company an annualized amount of approximately $9 million in cash interest. The revolving commitments may be used for ongoing working capital needs and general corporate purposes for the Company and its subsidiaries. The Company has not drawn any amounts under the revolver.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc. (“ADESA”), Insurance Auto Auctions, Inc. (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with over 65 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform. IAA is a leading salvage vehicle auction company with over 164 sites across North America. AFC is a leading provider of floorplan financing to independent and franchise used vehicle dealers with over 105 sites across North America. Together, the Company provides a unique, comprehensive, end-to-end solution for its customers’ remarketing needs.

Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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